Exhibit 16.1
June 25, 2015
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Aeropostale Inc.'s Form 8-K dated June 23, 2015 and have the following comments:

1.
We agree with the statements made in the first paragraph that on June 23, 2015, the Audit Committee of the Board of Directors of Aéropostale, Inc. (the “Company”) approved the dismissal of the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“D&T”) and that the dismissal was a result of a comprehensive competitive bidding process involving several accounting firms, including D&T. We agree with the statements made in the second paragraph.

2.
We have no basis on which to agree or disagree with the statement in the first paragraph that the Company’s agreed to engage BDO USA, LLP (“BDO”) as the new independent registered public accounting firm of the Company and its subsidiaries for the fiscal year ending January 30, 2016 or in the third paragraph that during the Company’s two most recent fiscal year’s ended January 31, 2015 and February 1, 2014, and the subsequent interim period through June 23, 2015, neither the Company nor anyone on its behalf consulted with BDO regarding any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

Yours truly,
/s/ DELOITTE & TOUCHE LLP
New York, New York